Exhibit 1

                            Report of Independent Auditors

Plan Administrator
Luby's Savings and Investment Plan
San Antonio, Texas

We have audited the accompanying statements of net assets available for benefits of the Luby's Savings and Investment Plan as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2001 and 2000, and the changes in its net assets available for benefits for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2001, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

                                                      ERNST & YOUNG LLP

San Antonio, Texas
May 16, 2002










                         Luby's Savings and Investment Plan
                  Statements of Net Assets Available for Benefits

                                                   December 31,
                                              2001              2000
                                              ____              ____
Assets

Cash                                       $        -        $       43
Investments, at fair value                  9,435,039         8,272,702

Receivables:
  Participant contributions                    93,465            12,357
  Employer contributions                       16,400                 -
                                           __________        __________
                                              109,865            12,357
                                           __________        __________
Net assets available for benefits          $9,544,904        $8,285,102
                                           __________        __________
See accompanying notes.


                          Luby's Savings and Investment Plan
              Statement of Changes in Net Assets Available for Benefits

                            Year Ended December 31, 2001

Additions to net assets attributed to:
   Net depreciation in fair value of investments             $ (795,619)
   Interest and dividends                                       153,027
                                                             __________
                                                               (642,592)

 Contributions:
   Participants                                               2,296,442
   Employer                                                     384,465
                                                             __________
                                                              2,680,907
                                                             __________
Total additions                                               2,038,315

Deductions from net assets attributed to:
 Benefits to participants                                       775,473
 Administrative expenses                                          3,040
                                                             __________
Total deductions                                                778,513
                                                             __________

Net increase                                                  1,259,802

Net assets available for benefits at beginning of year        8,285,102
                                                             __________

Net assets available for benefits at end of year             $9,544,904
                                                             __________
See accompanying notes.

                      Luby's Savings and Investment Plan
                        Notes to Financial Statements

                         December 31, 2001 and 2000

1.  Significant Accounting Policies

The financial statements of the Luby's Savings and Investment Plan (the Plan) have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

The Plan's investments are stated at fair value. The fair value of mutual funds and common stock is based on quoted market prices on the valuation date. Collective funds are stated at fair value as determined by the issuer based on the fair value of the underlying investments. Participant loans and money market funds are stated at cost, which approximates fair value. Changes in fair market value and gains and losses on the sale of investment securities are reflected in the statement of changes in net assets available for benefits as net appreciation (depreciation) in fair value of investments.

Purchases and sales of securities are recorded on a settlement-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

Certain administrative expenses of the Plan are paid by Luby's, Inc. (the Company).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  Description of the Plan

The following is a general description of the Plan. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General

The Plan, which was effective on March 1, 1997, is a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code (IRC). Employees of the Company and Luby's Restaurants Limited Partnership who complete one year of service, which is defined as 1,000 hours, and have attained age 21 are eligible to participate in the Plan on the next January 1, April 1, July 1, or October 1. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions and Investment Options

Participants may contribute an amount not less than 1% and not more than 15% of their compensation, limited by 401(k) regulations. Effective January 1, 2001, the Plan was amended to allow for matching Company contributions. The Company matches 25% of up to 4% of the participant's compensation. Compensation is subject to certain limitations imposed by the IRC. Participants direct the investment of all contributions into various investment options offered by the Plan. The Plan currently offers five collective funds, four mutual funds, and one common stock fund.

Participant Accounts

Each participant's account is credited with the participant's contributions, the Company's matching contributions, and allocations of Plan earnings. Each account is in turn charged with an allocation of any applicable participant expenses. According to the Plan, forfeited balances of nonvested terminated participants are first used to restore previously forfeited accounts, then used to reduce Company contributions. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Vesting

Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Company matching contributions and actual earnings thereon vest according to the following schedule:

                                                            Vested
Completed Years of Active Service                         Percentage
_________________________________                         __________
Less than two                                                  0%
Two years but less than three years                           25
Three years but less than four years                          50
Four years but less than five years                           75
Five or more                                                 100

Participant Loans

Participants may borrow up to 50% of their account balance within a range minimum of $1,000 and a defined maximum of $50,000, reduced by the highest amount of any loan outstanding within the previous twelve months. Loan terms range up to 5 years for general purpose loans or up to 15 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with prevailing rates as determined quarterly by the Plan administrator. At loan origination, interest rates are set at prime plus 1%. Principal and interest are paid ratably through payroll deductions.

Payment of Benefits

Upon retirement, or in the event of death or disability, a participant will receive a lump-sum payment of his (her) account in the Plan and all amounts which have been allocated to his (her) Plan account. In the event of termination of employment with the employer for any other reason, the participant is entitled to the vested portion of his (her) account in the Plan and all vested amounts which have been allocated to his (her) Plan account.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.


3.  Investments

All investments are held by the Plan's trustee, American Express Trust Company.

The following individual investments represent five percent or more of the Plan's net assets:

                                                     December 31,
                                                 2001             2000
                                                 ____             ____

AET Income Fund II                            $1,725,207      $1,294,116
AET Medium-Term Horizon Fund                   1,272,953       1,129,384
AET Long-Term Horizon Fund                     1,504,905       1,409,628
AET Equity Index Fund II                       1,246,482       1,312,837
Baron Asset Fund                               1,352,290       1,209,224
Janus Overseas Fund                              663,191         730,498
Luby's, Inc. Pooled Stock Fund                   690,545         488,538


During 2001, the Plan's investments (including gains and losses on investments purchased, sold, and held during the year) depreciated in value by $795,619 as follows:

Collective funds                       $(272,626)
Mutual funds                            (420,217)
Common stock fund                       (102,776)
                                       _________
                                       $(795,619)
                                       _________

4.  Risks and Uncertainties

The Plan provides for various investments in common stock, mutual funds, common collective trusts, and short-term investments. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits and participant account balances.

5.  Benefits Payable to Terminated Participants

At December 31, 2001, there were five withdrawing participants in the Plan entitled to aggregate vested benefits totaling $10,852 in cash distributions for benefit claims that have been processed and approved for payment prior to December 31 but not yet paid as of that date.









6.  Reconciliation of Financial Statements to Form 5500

The Form 5500 is prepared on the modified cash basis of accounting. The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                   December 31,
                                               2001              2000
                                               ____              ____
   Net assets available for benefits
    per the financial statements           $9,544,904        $8,285,102
   Contributions receivable
    at December 31                           (109,865)          (12,357)
                                           __________        __________

   Net assets available for benefits
    per the Form 5500                      $9,435,039        $8,272,745
                                           __________        __________


The following is a reconciliation of contributions received from participants per the financial statements to the Form 5500 for the year ended December 31, 2001:

   Net increase per the financial statements                 $1,259,802

   Plus:
    Amounts receivable from participants at
     December 31, 2000                                           12,357

   Less:
    Amounts receivable from participants at
     December 31, 2001                                         (109,865)
                                                             __________
   Net increase per the Form 5500                            $1,162,294
                                                             __________

7.  Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated February 13, 1998, stating that it is qualified under Section 401(a) of the IRC and, therefore, the related trust is exempt from taxation. Subsequent to the issuance of the determination letter, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Plan administrator has indicated that it will take the necessary steps, if any, to maintain the Plan's qualified status.











                                 SUPPLEMENTAL SCHEDULE

                           Luby's Savings and Investment Plan

             Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
                             EIN: 74-1335253     Plan No.: 003

                                   December 31, 2001

                              Description of Investment,
   Identity of Issue,         Including Maturity Date,
   Borrower, Lessor,          Rate of Interest, Collateral,        Current
   or Similar Party           Par or Maturity Date                  Value
____________________________________________________________________________

*AET Income Fund II               Collective fund                 $1,725,207

*AET Short-Term Horizon Fund      Collective fund                    143,859

*AET Medium-Term Horizon Fund     Collective fund                  1,272,953

*AET Long-Term Horizon Fund       Collective fund                  1,504,905

*AET Equity Index Fund II         Collective fund                  1,246,482

*AXP Selective Fund               Mutual fund                        137,777

*AXP New Dimensions Fund          Mutual fund                        192,314

Baron Asset Fund                  Mutual fund                      1,352,290

Janus Overseas Fund               Mutual fund                        663,191

*Luby's, Inc. Pooled Stock Fund   Common stock 120,936 shares        690,545

*AET Money Market III             Cash and Cash Equivalents           11,125

*Participant loans                Interest accrued at
                                  prime rate plus 1%,
                                  varying maturity dates,
                                  7.0% - 10.5% charged
                                  during 2001                        494,391
                                                                  __________

                                                                  $9,435,039
                                                                  __________

*Denotes party-in-interest